EXHIBIT 99.2

                              KABANI HOLDINGS LTD.
                               240-12TH STREET
                             NEW WESTMINSTER B.C.
                                   V3M 4H2

July 21, 2004


This agreement is pertaining, to our month to month lease agreement. The terms and conditions between:


Kabani Holdings Ltd.(Landlord)
      (Nick Kabani)

	   And

Alpha Motorsports Inc. (Tenent)
    (Vince Markovitch)
4232 Burke Steet
Burnaby, B.C.
V5H 1B4
604-218-3177


The tenant agrees to rent office space and parking compound (fenced). The area is highlighted in the attached diagram.
The base rent amount is $1800.00 and 10% utilities per month plus GST and is due on the 1st of each month (In advance).
This agreement will be for a minimum of 6 (six) months, beginning
October 1, 2004.
The tenant will be totally responsible for the maintenance and repair of his area.
There will also be an agreed notice of period, of three months for either party to conclude this agreement.
The tenant agrees not to conflict with other tenants and the main business purpose is wholesale sales. Retail sales will be limited to advertised cars only.



/s/ Nick Kabani	                        /s/ Vince Markovitch
    Kabani Holdings Ltd.                    Alpha Motorsports Inc.